Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

DRAFT

FOR FURTHER INFORMATION CONTACT: Tom Ryan/Don Duffy Investor Relations Advisors ph: 203.222.9013 fax: 203.222.9372	Mark L. Yoseloff, Chairman and CEO Gerald W. Koslow, Sr. Vice President, CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER ANNOUNCES 2nd FISCAL QUARTER 2003 RESULTS

Revenue Increased to $16.2 Million; Earnings Per Diluted Share Increased 41% to $0.24

LAS VEGAS . . .Thursday, May 22, 2003 . . . Shuffle Master, Inc. (Nasdaq: SHFL) announced today that results for the Company’s second fiscal quarter ended April 30, 2003 were revenue of $16.2 million, net income of $4.0 million and earnings per diluted share of $0.24.

For the quarter, the Company reported strong growth in Table Games revenue and a significant increase in Slot Product revenue compared to the same period a year ago.  Total Shuffler revenue also rose, resulting in year-over-year revenue increases for all product segments.

For the quarter ended April 30, 2003, the Company’s revenue of $16.2 million was an increase of 21% over the $13.4 million in the same period a year ago.  This result was a record for any quarter in the Company’s history.  Operating income increased 32% to $6.2 million, compared to $4.7 million a year ago, while net income for the quarter increased 29% to $4.0 million, compared to $3.1 million in the second fiscal quarter of 2002.  Earnings per diluted share increased 41% to $0.24, compared to $0.17 a year ago, reflecting both higher earnings and a decrease in average shares outstanding.

The Company reported revenue of $30.4 million and net income of $7.3 million, or $0.43 per diluted share, for the six months ended April 30, 2003. These results compare to revenue of $25.3 million and net income of $5.7 million, or $0.31 per diluted share, for the first six months of fiscal 2002.

In February, based on the Company’s first quarter results, estimated earnings per share for the full year was raised to a range of $0.93 to $0.97.  Given the excellent second quarter results, the Company is again raising its full year earnings per share estimate to a range of $0.95 to $0.98.  At the same time, looking to 2004, the Company stated that preliminary forecasting continued 20% to 25% EPS growth for the next year.

Mark L. Yoseloff, Chairman and CEO of Shuffle Master, commented, “We are pleased with our better-than-expected second quarter results.  Shuffle Master’s ongoing commitment to diversifying its product offerings has once again resulted in impressive and balanced gains in all product categories.”  Yoseloff continued, “Several positive developments took place during the second quarter that contributed to our results. Blackjack, which was initiated statewide in Arizona, led to increased leasing activity in our core Shuffler business. In terms of Slot Products, our upgrade kit was approved in Nevada and Arizona.  Looking ahead, we continue to maintain a positive outlook for the remainder of fiscal 2003 and believe Shuffle Master remains solidly positioned to create value for its shareholders, particularly from these levels.”

Highlights for the second fiscal quarter of 2003 include the following:

•                  Surpassed 10,000 shufflers installed.

•                  Produced the 22nd consecutive quarter of growth in its monthly lease, royalty, and service contract revenue, totaling $11.8 million, or 72% of total revenue for the quarter.

•                  Generated EBITDA of $8.2 million, or 50% of total revenue, and Free Cash Flow of $2.9 million.  (See supplemental information table for reconciliation of these non-GAAP financial measures.)

•                  Increased operating margin from 35% to 38% and net income as a percentage of total revenue from 23% to 25% from the prior year second fiscal quarter.

•                  More than doubled installations of slot upgrade kits during the second fiscal quarter to 311 units as of April 30, 2003, an increase of 174 net units.

•                  Acquired certain inventory and intellectual property rights relating to multi-player slot games from Sega Gaming Technology, Inc., a wholly owned subsidiary of Sega Corporation of Japan.

•                  Repurchased 307,000 shares of the Company’s common stock at a cost of $5.4 million, an average of $17.52 per share.

•                  Increased rolling four-quarter average return on equity (ROE) to 34% from 27% a year ago.

Shuffle Master, Inc. is a gaming equipment supply company that develops, manufactures and markets innovative technology-based products and services to the casino industry, including card shufflers and other table gaming equipment, table and slot games, and gaming machine software and related hardware.  The Company was ranked: the 35th best small company in America by Forbes magazine in its October 2002 survey; the 25th fastest growing small company by Fortune Small Business© magazine in June 2002; and is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward looking statements.  Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or future litigation or claims; changes to the Company’s intellectual property portfolio, such as loss of licenses, claims of infringement or invalidity of patents;  regulatory and jurisdictional issues involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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Shuffle Master, Inc. will hold a conference call on May 22, 2003 at 2:00 pm Pacific time to discuss the results of operations for its second fiscal quarter ended April 30, 2003.  The dial-in number is (973) 935-8507 and ask for “Shuffle Master’s Second Quarter Fiscal 2003 Conference Call”.  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site at www.shufflemaster.com.  Beginning approximately two hours after the call and for continuing for 14 days, a playback can be heard 24-hours a day by dialing (877) 519-4471; passcode is 3913881.

- financial highlights follow -

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2003	2002	2003	2002

Revenue:
Shuffler lease	$4,335	$4,026	$8,558	$8,009
Shuffler sales and service	3,660	3,430	5,849	5,464
Table royalties	5,243	4,334	10,406	8,427
Table sales	163	12	509	23
Slot lease	1,847	1,573	3,693	3,329
Slot sales	932	25	1,350	32
Other	65	24	77	58
Total revenue	16,245	13,424	30,442	25,342

Costs and expenses:
Cost of leases and royalties	2,139	2,251	4,435	4,707
Cost of sales and service	1,547	1,047	2,734	1,681
Selling, general and administrative	4,482	3,831	8,362	7,192
Research and development	1,921	1,631	3,705	3,412
Total costs and expenses	10,089	8,760	19,236	16,992

Income from operations	6,156	4,664	11,206	8,350
Interest income, net	46	116	100	318
Income before income taxes	6,202	4,780	11,306	8,668
Provision for income taxes	2,170	1,649	3,957	2,990
Net income	$4,032	$3,131	$7,349	$5,678

Earnings per common share, basic	$0.24	$0.18	$0.44	$0.32
Earnings per common share, diluted	$0.24	$0.17	$0.43	$0.31
Weighted average common shares, basic	16,560	17,874	16,849	17,781
Weighted average common shares, diluted	16,942	18,722	17,249	18,602

 SHUFFLER MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	April 30,	October 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$2,829	$3,604
Investments	7,783	15,818
Accounts receivable, net	7,137	6,766
Note receivable	1,164	1,737
Investment in sales-type leases	1,281	525
Inventories	7,466	5,615
Prepaid income taxes	5,504	5,685
Deferred income taxes	610	459
Other current assets	752	384
Total current assets	34,526	40,593
Investment in sales-type leases	1,062	—
Products leased and held for lease, net	6,362	7,037
Property and equipment, net	1,951	2,119
Intangible assets, net	6,334	5,539
Goodwill	3,664	3,664
Non-current deferred income taxes	1,862	1,298
Other assets	348	353
Total assets	$56,109	$60,603

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,871	$4,209
Accrued liabilities	2,232	2,481
Customer deposits and unearned revenue	2,562	1,953
Current portion of long-term obligations	175	175
Total current liabilities	10,840	8,818

Long-term obligations	862	1,518

Contingencies

Shareholders’ equity:
Common stock, $0.01 par value; 67,500 shares authorized; 16,636 and 17,276 shares issued and outstanding	166	173
Additional paid-in capital	—	1,895
Retained earnings	44,241	48,199
Total shareholders’ equity	44,407	50,267
Total liabilities and shareholders’ equity	$56,109	$60,603

SHUFFLE MASTER, INC.

SUPPLEMENTAL INFORMATION

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2003	2002	2003	2002

Cash flows from operating activites	$3,988	$4,362	$9,637	$8,199
Depreciation and amortization	2,035	1,886	4,035	3,686
Payments for products leased and held for lease	1,056	782	1,746	1,676
Purchases of property and equipment	76	280	270	440
Purchases of intangible assets	473	359	825	457

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:
Cash flows from operating activites	$3,988	$4,362	$9,637	$8,199
Payments for products leased and held for lease	(1,056)	(782)	(1,746)	(1,676)
Free Cash Flow (a)	$2,932	$3,580	$7,891	$6,523

Reconciliation of Income from Operations to EBITDA:
Income from operations	$6,156	$4,664	$11,206	$8,350
Depreciation and amortization	2,035	1,886	4,035	3,686
EBITDA (b)	$8,191	$6,550	$15,241	$12,036

(a)          Free Cash Flow (defined as cash flow provided by operating activities less payments for products leased and held for lease) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flows from operating activities as a liquidity measure.  Free Cash Flow is presented solely as a supplemental disclosure because management believes it is a useful liquidity measure and widely used within its industry.  Free Cash Flow is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(b)         EBITDA (defined as earnings before net interest income, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure.  EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry.  EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.